EXHIBIT 4.26

When Recorded, Return to:
Katherine E. Gibson
Davis Graham & Stubbs LLP
1550 17th St Suite 500
Denver, CO 80202

ASSIGNMENT OF URANIUM LEASE AND SURFACE AND DAMAGE AGREEMENT

THIS ASSIGNMENT (the “Assignment”) is made and entered into effective as of April 11, 2008, by and between 448018 Exploration, Inc., a Nevada corporation (“Assignor”) and The Bootheel Project, LLC, a Colorado limited liability company (“Assignee”).

A.           WHEREAS, Assignor, as lessee, entered into that certain Uranium Lease and Surface and Damage Agreement with M J Ranches, Inc., a Wyoming Corporation (“MJ”), as lessor, dated effective as of February 5, 2008 (the “Lease”), whereby MJ (i) leased exclusively unto Assignor all uranium, molybdenum, vanadium, and other fissionable source materials on or under that certain mineral estate owned by the MJ and located in Albany County, Wyoming (the “Mineral Estate”) as described on the Exhibit A attached hereto and incorporated herein by reference (the “Leased Minerals”) and (ii) granted unto Assignor certain rights to use the surface of certain lands owned by MJ located in Albany County, Wyoming (the “Fee Lands”) as described on the Exhibit B attached hereto and incorporated herein by reference;

B.           WHEREAS, record notice of the Lease is provided by a Memorandum of Agreement effective February 5, 2008 recorded in the records of the clerk of Albany County, Wyoming on July 28, 2008 (#2008-4639);

C.           WHEREAS, paragraph 27 of the Lease permits assignment of the Lease; and

D.           WHEREAS, Assignor wishes to assign and Assignee wishes to accept all of Assignor’s rights and obligations under the Lease.

NOW THEREFORE, for and in consideration of the mutual promises and terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:

1.
Transfer and Assignment.  Assignor hereby transfers, conveys, assigns, sets over and delivers to Assignee, and Assignee hereby accepts the transfer, conveyance, assignment, set over and delivery of all of Assignor’s right, title and interest in and to the Lease and agrees to assume, keep, perform and fulfill all the terms, covenants, obligations and conditions of Assignor under the Lease.  The parties acknowledge and agree that the assignment of the Lease made herein is made subject to all exceptions, limitations and reservations of record and pertaining to the Leased Minerals, and that the Leased Minerals are burdened by the obligation to pay a production royalty to MJ under the Lease.

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2.
Assumption.  Assignee hereby assumes and agrees to be bound by all of the terms and conditions of the Lease and shall undertake all of Assignor’s liabilities and obligations of any kind related to the Lease and the Leased Minerals from and after the date of this Assignment.

3.
Notice to Third Parties.  Assignor shall promptly give notice to any necessary third party of the assignment and transfer of the Lease.  The parties hereto agree to cooperate with one another and execute such further documents and instruments, if any, and take such other actions as may be necessary to give effect to this Assignment.

4.	No Third Party Beneficiaries. Nothing in this Assignment shall confer any rights upon any person or entity other than the parties hereto and each such party’s respective successors and assigns.

5.	Successors and Assigns. The terms of this Assignment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.
Amendments and Waivers.  No amendment, modification or discharge of this Assignment and no waiver hereunder shall be valid or binding unless it is set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, waiver or discharge is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect at any other time.

7.	Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Wyoming, other than its rules as to conflicts of law.

8.	Headings. The headings contained in this Assignment are for purposes of convenience only and shall not affect the meaning or interpretation of this Assignment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed by their authorized representatives as of the date first written above.

448018 EXPLORATION, INC., a Nevada corporation	THE BOOTHEEL PROJECT, LLC, a Colorado limited liability company
“C. Stewart Wallis	“C. Stewart Wallis”
By: C. Stewart Wallis, President	By: 448018 Exploration, Inc., Manager
By: C. Stewart Wallis, President

~~STATE OF~~ BRITISH COLUMBIA ~~COUNTY OF~~ CANADA	) ) ss. )

The foregoing instrument was acknowledged before me on this 12th day of August, 2008, by C. Stewart Wallis as President of 448018 Exploration, Inc., a Nevada corporation.

Witness my hand and official seal.

“Olen Aasen”
Notary Public

My Commission expires:

does not expire

[SEAL]

~~STATE OF~~ BRITISH COLUMBIA ~~COUNTY OF~~ CANADA	) ) ss. )

The foregoing instrument was acknowledged before me on this 12th day of August, 2008, by C. Stewart Wallis as President of 448018 Exploration, Inc., a Nevada corporation, Manager of The Bootheel Project, LLC, a Colorado limited liability company.

Witness my hand and official seal.

“Olen Aasen”
Notary Public

My Commission expires:

does not expire

[SEAL]

EXHIBIT A

Mineral Estate

An undivided 75% interest in the mineral estate in the following real property located in the 6th P.M., Albany County, Wyoming:

Township 24N, Range 74W	Section 7: lots 1, 2, 3, 4, E/2 W/2, E/2
Township 25N, Range 74W	Section 31: lots 1, 2, 3, 4, E/2 W/2, E/2
Township 24N, Range 75W	Section 1: lots 1, 2, 3, 4, S/2
Section 11: All

A-1

EXHIBIT B

Fee Lands

The surface estate of the following real property located in the 6th P.M., Albany County, Wyoming:

Township 24N, Range 74W	Section 7: lots 1, 2, 3, 4, E/2 W/2, E/2
Township 25N, Range 74W	Section 31: lots 1, 2, 3, 4, E/2 W/2, E/2
Section 32: All
Township 24N, Range 75W	Section 1: lots 1, 2, 3, 4, S/2
Section 11: All

  B-1